                                                                 Exhibit 10.14.3

                             FOURTH AMENDMENT TO THE
                  ALBERTSON'S, INC. EXECUTIVE ASRE MAKEUP PLAN

     WHEREAS, the Albertson's, Inc. Executive ASRE MakeUp Plan (the "Plan") was effective September 26, 1999, and has previously been amended;

     WHEREAS, the Board of Directors of Albertson's, Inc. has delegated the authority to amend the Plan to its Management Development/Compensation Committee;

     NOW, THEREFORE, the following amendments to the Plan are hereby adopted effective as of the adoption date of this Amendment (unless another effective date is expressly specified):

     1. A new Section 5.2 is hereby added to the Plan, immediately following
Section 6.8, to read as follows:

               5.2 Notwithstanding any provision of the Plan, the Company shall make a contribution pursuant to Section 5.1 for the Plan Year in which occurs the Effective Time as defined in the Agreement and Plan of Merger by and among Albertson's, Inc., New Aloha Corporation, New Diamond Sub., Inc., SUPERVALU INC., and Emerald Acquisition Sub, Inc., dated January 22, 2006 ("Effective Time"), on behalf of each Participant who is an Employee as of the Effective Time in an amount equal to the product of (i) the amount allocated to such Participant's Account for the 2005 Plan Year under Section 5.1, multiplied by (ii) a fraction, the numerator of which is the number of days in the Plan Year containing the Effective Time which precede such Effective Time, and the denominator of which is 365, provided that the aggregate amount of such contribution shall not exceed $2.5 million and provided that such contribution shall be made immediately prior to the Effective Time.

     2. A new Section 6.9 is hereby added to the Plan, immediately following
Section 6.8, to read as follows:

               6.9 Notwithstanding any other provision of the Plan, each Participant shall have the right to elect, prior to May 22, 2006, in accordance with procedures established under the Plan, to receive a lump sum in cash (payable from an applicable trust or from general corporate assets) such Participant's vested account balance under such Plan as of the date of the distribution, payable as soon as practicable on or after (but no later than 30 days after) January 1, 2007, or, if later, the effective date of a Change in Control ("Special Election Lump Sum"), provided that such election shall not prevent the payment or commencement of a Participant's account balance under the Plan on a scheduled distribution date that occurs prior to the payment of any such Special Election Lump Sum. The unvested Account balance of each Participant in the Plan as of the effective date of the Merger shall be fully vested.

     3. A new Section 9.3 is hereby added to the Plan, immediately following
Section 9.2, to read as follows:

               9.3 It is intended that the Plan shall be operated in good faith compliance with Section 409A of the Internal Revenue Code ("Code") and may be amended by the Board, the Committee or their duly authorized delegates at any time to the extent determined necessary or desirable, at their discretion, in light of Code Section 409A, without regard to any restrictions on their ability to amend the Plan under any other provision of the Plan.

     4. Except as provided herein, the Plan shall remain in full force and effect.

     EXECUTED this 28th day of April, 2006.

                                        ALBERTSON'S, INC.


                                        By: /s/ John R. Sims
                                            ------------------------------------
                                        Its: Executive Vice President & General
                                             Counsel


                                       2